Stern & Co.
                    Media Communications - Investor Relations
                    215 Park Avenue South, New York, NY 10003
                     Tel: (212) 777-7722 Fax: (212) 777-9025

FROM: STERN & COMPANY                               CONTACT: Jeffrey Goldberger
      215 Park Avenue South, Ste. 2013                       (212) 777-7722
      New York, NY 10003
                                           FOR RELEASE- 11/14/96 - 4:00 pm EST

FOR:   ALLIANCE ENTERTAINMENT CORP.                 CONTACT: Timothy Dahltorp
       110 East 59th Street, 18th Floor                      CFO
       New York, NY 10022                                    (212) 935-6662


      ALLIANCE ENTERTAINMENT REPORTS THIRD QUARTER 1996 RESULTS
    ANNOUNCES MAJOR CONSOLIDATED TO REDUCE COSTS, INCREASE MARGINS


NEW YORK, November 14, 1996, Alliance Entertainment Corp. (NYSE: CDS) today reported third quarter 1996 results and announced a consolidation of its business units. The Company reported sales of $160.6 million for the third quarter ended September 30, 1996, compared to the $182.5 million posted for the same period last year. The Company reported a net loss for the period of $9.4 million or ($0.23) per share, versus net income of $1 million or $0.03 per share reported for the comparable period last year.

Al Teller, Co-Chairman and CEO, stated, "Since I joined Alliance in August, I have formulated a plan to more sharply focus Alliance's business strategy, which includes a reduction in existing redundancies resulting from the acquisition of 15 companies in a five-year period. I believe that the completion of this plan will significantly enhance the Company's competitive position within the music industry." The Company said that it would reduce its domestic warehouses from eight to three and reduce its workforce by as much as 20%, resulting in expected annual costs savings of approximately $20 to $22 million once the plan is completed. The Company expects the plan to be completed by March 1998. The plan also includes increasing the percentage of revenue generated from higher margin, proprietary product. In order to streamline day to day communications, Mr. Teller has eliminated the COO position and established direct reporting by the Company's senior operating officers to him as CEO. Mr. Teller also announced the appointment of Larry Stessel, formerly of Capitol-EMI, to head the Company's independent distribution operations and implement the integration of INDI, Passport and Alliance Label Development operations.

To account for these changes the Company expects a charge in the fourth quarter 1996 of approximately $28 to $32 million. Mr. Teller announced that Eric
Weisman, Senior Executive Vice President - Corporate Development has been appointed to head the consolidation efforts. Additionally, Mr. Teller said, "As part of the refocusing of the Company's operations, Alliance is also considering divesting itself of its Brazilian operations and its artist management operation. Depending on the results of this evaluation, such divestitures might result in additional charges with respect to such operations." As of September 30, 1996, the aggregate total investment in and advances to the operations subject to evaluation was $32.2 million.

For the nine months ended September 30, 1996, the Company reported sales of $500 million versus $491.5 million for the same nine months last year. The net loss was approximately $36 million or ($0.95) per share compared to net income of $5.3 million or $0.14 per share in 1995's first nine months. In the first six months of 1996, the Company incurred $20.4 million of non-recurring charges, including one-time charges of $2.5 million related to the termination of the Company's merger agreement with Metromedia, expenses relating to the consolidation of One-Stop administrative functions, as well as charges relating to the current industry climate. During the period the Company experienced lower than anticipated sales and higher than anticipated returns in a weak retail music environment, particularly affecting the independent label side of the business, which is more sensitive to the lack of hit product releases.

This release contains forward-looking statements that are subject to risks and uncertainties, including, but no limited to, the impact of competitive products, product demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for the current fiscal year and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

Alliance Entertainment Corp. is the largest full service distributor of pre-recorded music and music-related products in the United States and is also actively engaged in the acquisition and exploitation of proprietary content rights with respect to recorded music, video and video CDs.

                                  -more-

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



                        ALLIANCE ENTERTAINMENT CORP.
                   OPERATING RESULTS FOR THE THIRD QUARTER
                  AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                        (In millions except per share)

------------------------------- ----------------------------- -------------------------------
                                    Third Quarter Ended             Nine Months Ended
                                       September 30,                   September 30
------------------------------- ------------- --------------- -------------- ----------------
                                    1996           1995           1996            1995

------------------------------- ------------- --------------- -------------- ----------------
Net Sales                          $160.6         $182.5         $500.0          $491.5
------------------------------- ------------- --------------- -------------- ----------------
Depreciation and Amortization      $ 4.6          $ 4.4          $ 14.1          $ 11.7
------------------------------- ------------- --------------- -------------- ----------------
EBITDA (before non-recurring
charges)*                         $ (2.4)         $ 13.0          $ 7.2          $ 35.2
------------------------------- ------------- --------------- -------------- ----------------
EBITDA*                           $ (2.4)         $ 13.0        $ (13.2)         $ 35.2
------------------------------- ------------- --------------- -------------- ----------------
Pre-tax income (loss)             $ (15.8)        $ 2.1         $ (53.7)          $ 9.6
------------------------------- ------------- --------------- -------------- ----------------
Net income (loss)                 $ (9.4)         $ 1.0         $ (36.0)          $ 5.3
------------------------------- ------------- --------------- -------------- ----------------
Earnings (loss) per share         $(0.23)         $ 0.03        $ (0.95)          $0.14
------------------------------- ------------- --------------- -------------- ----------------
Weighted avg. shares
outstanding and equivalents      40,562,141     38,466,650     37,798,670      36,704,040
------------------------------- ------------- --------------- -------------- ----------------


*Earnings before interest, taxes, depreciation and amortization includes non-recurring charges of $20.4 million for the nine months ended September 30, 1996. Included in the $20.4 million is $17.9 million of non-recurring charges relating to the consolidation and restructuring of certain of the Company's One-Stop distribution operations as well as charges relating to the current industry climate. The additional $2.5 million relates to the termination of the Company's merger agreement with Metromedia.



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